Exhibit 99.1

     Vertrue Reports Fiscal 2006 Third Quarter Financial Results

    NORWALK, Conn.--(BUSINESS WIRE)--April 25, 2006--Vertrue
Incorporated (Nasdaq:VTRU):

    -- Revenues were $163.8 million versus guidance of $156.0 million to $161.0 million.

    -- Earnings per share were $0.38 versus guidance of $0.28 to $0.33.

    -- Free cash flow was $14.4 million versus guidance of $11.0 million to $11.6 million.

    --  Company raises full year fiscal 2006 guidance.

    Vertrue Incorporated (Nasdaq:VTRU), a leading internet marketing services company, announced today its financial results for the fiscal 2006 third quarter ended March 31, 2006.
    Revenues increased 10% to $163.8 million compared to $149.0 million in the fiscal 2005 third quarter and revenues before deferral increased 12% to $161.8 million compared to $144.1 million in the fiscal 2005 third quarter.
    EBITDA decreased 1% to $17.4 million compared to $17.6 million reported in the fiscal 2005 third quarter. Net income decreased 5% to $4.1 million, or $0.38 per diluted share, in the fiscal 2006 third quarter compared to $4.4 million, or $0.40 per diluted share, in the fiscal 2005 third quarter.
    The 2006 fiscal third quarter included a $1.1 million pre-tax charge, or $0.05 per diluted share, related to the adoption of Financial Accounting Standards Board Statement No. 123(R), "Share-Based Payment." The fiscal 2006 third quarter also included a one-time $1.6 million pre-tax benefit, or $0.08 per diluted share, realized on the recovery of certain expenses related to litigation settled during the quarter.
    Adjusted EBITDA increased 25% to $18.4 million compared to $14.8 million last year. As a percent of revenue before deferral, Adjusted EBITDA was 11% this year compared to 10% last year. Free cash flow increased to $14.4 million for the quarter versus $6.9 million in the fiscal 2005 third quarter.
    Total retail members and customers increased to 6.5 million at the end of the third quarter of fiscal 2006 from 6.3 million at the end of the fiscal 2005 third quarter.
    The March quarter results exceeded guidance provided in the Company's January 24, 2006 press release for all metrics. The better than expected EBITDA, Adjusted EBITDA and earnings per share results were due primarily to the one-time benefit realized on the $1.6 million recovery of certain expenses related to litigation settled during the quarter. The better than expected free cash flow was the result of changes in working capital due to the timing of certain trade payments.
    Gary Johnson, President and CEO said, "We are proud to report strong financial results, surpassing expectations for the third quarter. Our continued growth on the Internet and strong growth across all of our businesses contributed to this performance. This quarter 40% of our revenue before deferral came from our Internet-related marketing activities, an increase of 43% over last year. With top-line growth and improving cash margins, we are confident in our ability to continue to increase shareholder value."

    Year to Date Results

    Revenues increased 14% to $481.5 million in the nine month period ended March 31, 2006 compared to $421.1 million in the nine month period ended March 31, 2005. Revenues related to the Company's 2005 acquisitions were $54.0 million this year compared to $18.7 million last year.
    EBITDA increased 12% to $64.4 million compared to $57.7 million reported in the nine month period ended March 31, 2005. Adjusted EBITDA increased 38% to $60.8 million compared to $44.2 million last year. As a percent of revenue before deferral, Adjusted EBITDA was 13% this year compared to 11% last year. Adjusted EBITDA margins improved due to increased price points, more efficient marketing spending and better retention in certain sectors of our business.
    Net income increased 15% to $20.4 million, or $1.78 per diluted share, in the fiscal 2006 nine months compared to $17.8 million, or $1.55 per diluted share, in the fiscal 2005 nine months. The fiscal 2006 period amounts include pre-tax stock compensation expense of $3.4 million, or $0.17 per diluted share, recorded in accordance with FAS 123(R) and the one-time $1.0 million pre-tax benefit, or $0.05 per diluted share, realized on the recovery of certain expenses related to litigation settled during the current period.
    Revenues before deferral increased 18% to $468.9 million compared to $396.8 million last year. Revenues before deferral related to the Company's 2005 acquisitions were $54.8 million compared to $20.1 million last year.
    Free cash flow was positive $22.7 million for the nine months versus positive $17.1 million in the prior year nine months due to the $16.6 million increase in Adjusted EBITDA partially offset by the $7.5 million increase in capital expenditures related to relocation of the Company's corporate headquarters.
    During the third quarter and nine months ended March 31, 2006, the Company purchased 110,700 and 275,500 shares of its common stock and spent $4.7 million and $10.7 million, respectively. Pursuant to the share repurchase program, the Company is authorized to repurchase approximately 550,000 additional shares as market conditions permit. As of March 31, 2006, there were 9,817,000 shares of common stock outstanding.

    Business Outlook

    Management offers the following updated guidance for the fiscal year ended June 30, 2006 (dollars in millions, except per share amounts):

                                                 % Increase/(Decrease)
                                                 ---------------------
                                   2006 Estimate       vs. 2005
                                   -------------       --------
                                    High    Low     High       Low
                                    ----    ---     ----       ---
Revenues                           $655.0 $650.0      13%       12%
EBITDA                               90.5   88.5      15%       12%
Diluted EPS                          2.62   2.52      18%       14%

Revenues before deferral            635.0  630.0      17%       16%
Adjusted EBITDA                      81.0   79.0      42%       38%
Free Cash Flow                       27.5   26.0      29%       22%

    The guidance provided above has been increased from the guidance reported in the Company's January 24, 2006 press release for all metrics to reflect the improved results reported in the 2006 third fiscal quarter.
    2006 estimates of Diluted EPS, EBITDA and Adjusted EBITDA reflect the expense for the adoption of FAS 123(R), "Share-Based Payment", effective July 1, 2005, of $4.5 million pre-tax, or $0.22 per share.

    Use of Non-GAAP Measures:

    See the tables on pages 8 and 9 for reconciliations of the non-GAAP financial measures. An explanation of the relevance of these non-GAAP measures is located on page 10.

    Conference Call Note:

    Vertrue's management will host a conference call at 9:00 a.m. Eastern Time on April 25, 2006 to discuss the Company's third quarter results. To listen to the conference call, please dial (800) 369-1989 five to ten minutes before the scheduled start time. Callers will need to enter pass code "VTRU". The conference call will also be available live on the investor relations page of the Company's Web site at www.vertrue.com. Please go to the Web site at least 15 minutes prior to the call to register and download any necessary audio software.
    For those who cannot listen to the live broadcast, an audio replay of the call will be available approximately one hour after completion of the call and will remain available until April 30, 2006. To listen to the audio replay, please call (800) 342-8825. A webcast replay of the conference call will also be available on the investor relations page of the Company's Web site approximately 2 hours after the end of the call and remain available until April 30, 2006.

    About Vertrue:

    Headquartered in Norwalk, Conn., Vertrue Incorporated is a leading internet marketing services company. Vertrue gives consumers access to services that offer substantial discounts and convenience for important decisions in their everyday lives. Vertrue's valued services span healthcare, personal property, security/insurance, discounts and personals and are all offered online through an array of marketing channels. Vertrue is a premier marketing partner to corporate clients, and its services enable partners to enhance market presence, strengthen customer affinity and generate additional value.

    Any statements herein regarding the business of the Company that are not historical are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to qualify for the safe harbor provisions from liability provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any projections of earnings, revenues or other financial items; any statements of the Company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the Company's future results include general economic and business conditions, the level of demand for the Company's products and services, increased competition and regulatory and legal matters and uncertainties. Additional discussion of these and other factors that could cause actual results to differ from those expected is included in the Company's most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K as filed with the SEC. The forward-looking statements contained herein are made only as of the date of this release, and except as otherwise required by federal securities law, the Company has no obligation and does not intend to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.


                         VERTRUE INCORPORATED
           CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                 (In thousands, except per share data)

                                Three months ended  Nine months ended
                                    March 31,           March 31,
                               ------------------- -------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------

Revenues                       $163,841  $148,995  $481,499  $421,097

Expenses:
  Marketing                      81,626    75,968   231,795   213,189
  Operating                      38,038    31,107   108,379    81,269
  General and administrative     31,337    27,914    89,318    78,821
  Amortization of intangible
   assets                         1,878     2,467     6,511     5,764
                               --------- --------- --------- ---------
Total expenses                  152,879   137,456   436,003   379,043
                               --------- --------- --------- ---------

Operating income                 10,962    11,539    45,496    42,054
Interest expense, net            (4,140)   (4,993)  (12,984)  (14,247)
Other income (expense), net          13        13      (148)      306
                               --------- --------- --------- ---------

Income before income taxes        6,835     6,559    32,364    28,113
Provision for income taxes       (2,694)   (2,206)  (11,918)  (10,281)
                               --------- --------- --------- ---------
Net income                       $4,141    $4,353   $20,446   $17,832
                               ========= ========= ========= =========

Diluted earnings per share        $0.38     $0.40     $1.78     $1.55
                               ========= ========= ========= =========

Diluted shares used in earnings
 per share calculation           12,773    13,005    12,820    13,014
                               ========= ========= ========= =========


                         VERTRUE INCORPORATED
      CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                            (In thousands)

                                Three months ended  Nine months ended
                                    March 31,           March 31,
                               ------------------- -------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------

Operating Activities
  Net income                     $4,141    $4,353   $20,446   $17,832
  Adjustments to reconcile net
   income to net cash provided
   by operating activities:
    Revenues before deferral    161,811   144,055   468,858   396,788
    Marketing costs before
     deferral                   (78,589)  (73,823) (222,787) (202,359)
    Revenues recognized        (163,841) (148,995) (481,499) (421,097)
    Marketing costs expensed     81,626    75,968   231,795   213,189
    Depreciation and amortization 6,756     6,457    19,781    16,879
    Stock-based compensation      1,112         -     3,362         -
    Deferred and other income
     taxes                       (1,727)      319      (206)    3,516
    Excess tax benefits from
     stock-based compensation      (897)      606    (1,457)    1,545
    Other                          (396)     (248)     (639)      174
                               --------- --------- --------- ---------
Operating cash flow before changes
 in assets and liabilities        9,996     8,692    37,654    26,467
  Net change in assets and
   liabilities                   12,751     1,238       (91)   (1,911)
                               --------- --------- --------- ---------
Net cash provided by operating
 activities                      22,747     9,930    37,563    24,556
                               --------- --------- --------- ---------

Investing Activities
  Acquisition of fixed assets    (8,344)   (3,068)  (14,862)   (7,407)
  Purchases of short-term
   investments                  (71,550)  (28,929) (121,875) (397,462)
  Sales of short-term
   investments                   56,553    65,636   106,383   491,548
  Acquisitions of businesses, net
   of cash acquired, and other
   investing activities               -   (49,590)  (14,942)  (65,687)
                               --------- --------- --------- ---------
Net cash (used in) provided by
 investing activities           (23,341)  (15,951)  (45,296)   20,992
                               --------- --------- --------- ---------

Financing Activities
  Net proceeds from issuance of
   stock                          4,671     3,558     7,400     9,795
  Excess tax benefits from
   stock-based compensation         897         -     1,457         -
  Treasury stock purchases       (4,668)  (25,421)  (10,663)  (33,817)
  Debt issuance costs              (125)      (53)     (125)     (803)
  Payments of long-term
   obligations                     (127)     (169)     (519)     (373)
                               --------- --------- --------- ---------
Net cash (used in) provided by
 financing activities               648   (22,085)   (2,450)  (25,198)
                               --------- --------- --------- ---------
Effect of exchange rate changes
 on cash and cash equivalents        74       (23)      531       212
                               --------- --------- --------- ---------
Net (decrease) increase in cash
 and cash equivalents              128   (28,129)   (9,652)   20,562
Cash and cash equivalents at
 beginning of period             54,576    95,857    64,356    47,166
                               --------- --------- --------- ---------
Cash and cash equivalents at end
 of period                      $54,704   $67,728   $54,704   $67,728
                               ========= ========= ========= =========


                         VERTRUE INCORPORATED
           CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                            (In thousands)

                                                 March 31,   June 30,
                                                    2006       2005
                                                 ---------- ----------

Assets
Current assets:
     Cash and cash equivalents                     $54,704    $64,356
     Restricted cash                                 3,506      3,411
     Short-term investments                         32,727     16,223
     Accounts receivable                            16,034     12,559
     Other current assets                           18,807     11,252
     Deferred marketing costs                       30,314     39,226
                                                 ---------- ----------
Total current assets                               156,092    147,027
Fixed assets, net                                   41,353     39,062
Goodwill                                           212,670    201,499
Intangible and other assets, net                    55,800     59,574
                                                 ---------- ----------
Total assets                                      $465,915   $447,162
                                                 ========== ==========

Liabilities and Shareholders' Deficit
Current liabilities:
     Current maturities of long-term obligations      $749       $686
     Accounts payable                               41,049     42,077
     Accrued liabilities                            86,960     82,157
     Deferred revenues                              95,702    108,117
     Deferred income taxes                           9,750      9,780
                                                 ---------- ----------
Total current liabilities                          234,210    242,817
Deferred income taxes                                9,509      9,702
Other long-term liabilities                          8,053      5,257
Long-term debt                                     237,939    237,814
                                                 ---------- ----------
Total liabilities                                  489,711    495,590
                                                 ---------- ----------

Shareholders' deficit:
 Common stock; $0.01 par value
  40,000 shares authorized; 20,112 issued (19,703
  at June 30, 2005)                                    201        197
 Capital in excess of par value                    183,958    169,463
 Retained earnings                                  56,126     35,680
 Accumulated other comprehensive income (loss)         202       (148)
 Treasury stock, 10,295 shares at cost (10,020
  shares at June 30, 2005)                        (264,283)  (253,620)
                                                 ---------- ----------
Total shareholders' deficit                        (23,796)   (48,428)
                                                 ---------- ----------
Total liabilities and shareholders' deficit       $465,915   $447,162
                                                 ========== ==========


                         VERTRUE INCORPORATED
                  ADDITIONAL INFORMATION (UNAUDITED)

KEY STATISTICS - MARKETING SERVICES

                                   March 2006 December 2005 March 2005
                                   ---------- ------------- ----------
Revenue Before Deferral Mix:
Monthly                                   70%           66%        59%
Renewal annual                            23%           29%        32%
New annual                                 7%            5%         9%

Price Points:
Monthly                               $13.65        $13.77     $12.83
New annual                              $104          $112       $102

Marketing Margin Before Deferral:
Monthly                                   38%           43%        29%
New annual                                30%           15%        31%
Total                                     48%           52%        46%

Average monthly members billed (in
 thousands)                            2,218         2,141      1,797


                         VERTRUE INCORPORATED
          RECONCILIATION OF NON-GAAP INFORMATION (UNAUDITED)
                            (In thousands)

                                Three months ended  Nine months ended
                                    March 31,           March 31,
                               ------------------- -------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------

Reconciliation of Revenues before
 Deferral:
Revenues reported              $163,841  $148,995  $481,499  $421,097
Changes in deferred revenue      (2,030)   (4,940)  (12,641)  (24,309)
                               --------- --------- --------- ---------
Revenues before deferral       $161,811  $144,055  $468,858  $396,788
                               ========= ========= ========= =========

Reconciliation of Marketing Costs
 before Deferral:
Marketing expenses reported     $81,626   $75,968  $231,795  $213,189
Changes in deferred marketing    (3,037)   (2,145)   (9,008)  (10,830)
                               --------- --------- --------- ---------
Marketing costs before deferral $78,589   $73,823  $222,787  $202,359
                               ========= ========= ========= =========

Reconciliation of Free Cash Flow:
Net cash provided by operating
 activities                     $22,747    $9,930   $37,563   $24,556
Capital expenditures             (8,344)   (3,068)  (14,862)   (7,407)
                               --------- --------- --------- ---------
Free cash flow                  $14,403    $6,862   $22,701   $17,149
                               ========= ========= ========= =========

Reconciliation of EBITDA and
 Adjusted EBITDA:
Net income                       $4,141    $4,353   $20,446   $17,832
Provision for income taxes        2,694     2,206    11,918    10,281
Interest and other expense, net   4,127     4,980    13,132    13,941
Depreciation and amortization     6,470     6,038    18,930    15,624
                               --------- --------- --------- ---------
EBITDA                           17,432    17,577    64,426    57,678
Change in deferred revenue       (2,030)   (4,940)  (12,641)  (24,309)
Change in deferred marketing      3,037     2,145     9,008    10,830
                               --------- --------- --------- ---------
Adjusted EBITDA                 $18,439   $14,782   $60,793   $44,199
                               ========= ========= ========= =========


                         VERTRUE INCORPORATED
         ADDITIONAL QUARTERLY OUTLOOK INFORMATION (UNAUDITED)
                (In millions, except per share amounts)

                                        Fourth Quarter    Full Year
                                         Fiscal 2006     Fiscal 2006
                                        -------------- ---------------
Additional Quarterly Outlook Information:
Revenue                                 $168.0 - 173.0 $650.0 - 655.0
EPS                                       $0.75 - 0.84   $2.52 - 2.62
Free Cash Flow                              $3.4 - 4.9   $26.0 - 27.5


                         VERTRUE INCORPORATED
      RECONCILIATION OF NON-GAAP OUTLOOK INFORMATION (UNAUDITED)
                             (In millions)

                                        Fourth Quarter    Full Year
                                         Fiscal 2006     Fiscal 2006
                                        -------------- ---------------
Reconciliation of Revenues before Deferral:
Revenues reported                       $168.0 - 173.0 $650.0 - 655.0
Changes in deferred revenue                       (7.5)         (20.0)
                                        -------------- ---------------
Revenues before deferral                $160.5 - 165.5 $630.0 - 635.0
                                        ============== ===============

Reconciliation of Free Cash Flow:
Net cash provided by operating activities   $5.9 - 7.4   $43.5 - 45.0
Deduct: Capital Expenditures                      (2.5)         (17.5)
                                        -------------- ---------------
Free Cash Flow                              $3.4 - 4.9   $26.0 - 27.5
                                        ============== ===============

Reconciliation of EBITDA and Adjusted EBITDA:
Net income                                 $8.7 - 10.0   $29.0 - 30.2
Provision for income taxes                   5.2 - 6.0    17.1 - 17.9
Interest and other expense, net                    4.2           17.3
Depreciation and amortization                      6.2           25.1
                                        -------------- ---------------
EBITDA                                     24.3 - 26.4    88.5 - 90.5
Changes in deferred revenue                       (7.5)         (20.0)
Change in deferred marketing                       1.3           10.5
                                        -------------- ---------------
Adjusted EBITDA                            18.1 - 20.2   $79.0 - 81.0
                                        ============== ===============

                         VERTRUE INCORPORATED
          EXPLANATION OF NON-GAAP INFORMATION AND DEFINITIONS

EBITDA is calculated as net income excluding interest and other expense, taxes, depreciation and amortization. Adjusted EBITDA is calculated as EBITDA before the deferral of revenues and the deferral of marketing costs. These measures are used by the Company's management to evaluate the overall performance of its business. Adjusted EBITDA is also used by the Company's management to measure the overall performance of its business compared with internal budgets, allocate capital and other resources to its operating segments, assess the operating performance of those segments and determine compensation under the Company's management incentive plans. EBITDA is useful to management and investors because it eliminates the effects of interest and other expense, income taxes, non-cash depreciation of tangible assets and non-cash amortization of intangible assets. Adjusted EBITDA is useful to management and investors because it provides insight into the current period cash operating results. However EBITDA and Adjusted EBITDA are limited as compared to net income in that they do not reflect the periodic amortization of certain capitalized tangible and intangible assets used in generating revenues in the Company's businesses, they do not reflect net income earned for GAAP reporting purposes and they exclude the effects of interest and taxes. EBITDA and Adjusted EBITDA should not be considered a substitute for or superior to operating income, net income, net cash from operating activities or other measures of financial performance and liquidity determined in accordance with generally accepted accounting principles. A reconciliation of EBITDA and Adjusted EBITDA to net income prepared in accordance with generally accepted accounting principles is presented above.

The Company's management believes that revenues before deferral, marketing costs before deferral, and marketing margin before deferral are important measures of liquidity and are significant factors in understanding the Company's operating cash flow trends. These non-GAAP measures are used by management and the Company's investors to understand the liquidity trends of the Company's marketing margins related to the current period operations which are reflected within the operating cash flow section of the cash flow statement. GAAP revenues and marketing expenses are important measures used to understand the marketing margins earned during the period in the income statement. However, in order to understand the operating cash flow, it is important to understand the primary current period drivers of that cash flow. Two of the primary indicators of operating liquidity for the period are revenues before deferral and marketing before deferral, which, when netted together, result in marketing margin before deferral. Revenues before deferral are revenues before the application of SAB 104 and represent the actual membership fees billed during the current reporting period less an allowance for membership cancellations. Marketing costs before deferral are marketing costs before the application of SAB 104 and SOP 93-7 and represent actual marketing costs paid or accrued during the current reporting period. Neither revenues before deferral nor marketing costs before deferral exclude charges or liabilities that will require cash settlement. Additionally, these measures are not a substitute for or superior to revenue and marketing expense prepared in accordance with generally accepted accounting principles.

Free cash flow is useful to management and the Company's investors in measuring the cash generated by the Company that is available to be used to repurchase stock, repay debt obligations and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity. This metric may not be comparable to similarly titled measures used by other companies and is not a measurement recognized under generally accepted accounting principles. A reconciliation of Free Cash Flow to the appropriate measure recognized under generally accepted accounting principles (Net Cash Provided by Operating Activities) is presented above.

    CONTACT: Vertrue Incorporated
             James B. Duffy, 203-324-7635